Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of March 3, 2005, among Atlantic Express Transportation Corp., a New York corporation (the “Company”), the Guarantors named herein, as guarantors, and The Bank of New York, as Trustee and Collateral Agent (the “Trustee”).

WHEREAS, the Company has duly issued its 12% Senior Secured Notes due 2004 (the “Fixed Rate Notes”) and its Senior Secured Floating Rate Notes (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”), in the aggregate principal amount of $115,000,000 pursuant to an Indenture dated as of April 22, 2004, among the Company, the Guarantors named therein and the Trustee (the “Indenture”), and the Notes in the principal amount of $115,000,000 are outstanding on the date hereof (the notes evidencing such additional indebtedness and increases in such additional indebtedness being referred to herein as the “Third Priority Senior Secured Notes due 2008” and “New PIK Notes”, respectively); and

WHEREAS, the Company proposes to incur additional indebtedness in a maximum aggregate initial principal amount or initial issue price of up to $15.0 million plus any increase in the principal amount of such indebtedness resulting from any accrual, compounding or payment-in-kind of interest under such indebtedness which is not paid currently in cash or which is added to the principal amount of such indebtedness; and

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend any provision of the Indenture (other than certain provisions enumerated in Section 9.02 of the Indenture, none of which provisions are implicated hereby) with the written consent of the Holders (as defined in the Indenture) of at least a majority of the aggregate principal amount of the then outstanding Notes and execute a supplemental indenture; and

WHEREAS, the Company solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated February 15, 2005 (the “Statement”) and the accompanying Consent Letter (the “Consent Letter”), from Holders representing at least a majority in aggregate principal amount of its outstanding Securities to certain amendments described therein to the Indenture; and

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.                         DEFINITIONS.

Capitalized terms not defined herein shall have the meaning given to such terms in the Indenture.

SECTION 2.                         AMENDMENTS TO THE INDENTURE.

Section 2.1                                   Amendment to the definition of “Notes.”

The definition of “Notes” as set forth in Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Notes” has the meaning set forth in the preamble to this Indenture and means the Initial Notes, the Additional Notes, if any, the PIK Notes, if any, and the Exchange Notes treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.  For purposes of amendments, modifications, waivers, supplements or other actions by Holders, Holders of the Third Priority Senior Secured Notes due 2008 and New PIK Notes issued in connection therewith will be treated as a single class of securities on all matters with the Holders of the Notes, except matters regarding the Registration Rights Agreement.

Section 2.2                                   Amendment to the definition of “Permitted Indebtedness.”

The definition of “Permitted Indebtedness” as set forth in Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Permitted Indebtedness” means, without duplication, each of the following: (1) Indebtedness under the Notes issued on the Issue Date or in the Exchange Offer with respect to such Notes issued on the Issue Date in an aggregate outstanding principal amount not to exceed $115.0 million and the related Guarantees; (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $20.0 million; (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness outstanding under the Credit Agreement); (4) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by this Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed, at the time of the incurrence thereof, the principal amount of Indebtedness to which such Interest Swap Obligation relates; (5) Indebtedness of a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien by anyone other than the Company; provided that (a) any such Indebtedness is subordinated, pursuant to a written agreement, to such Subsidiary’s Obligations under this Indenture and its Guarantee and (b) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Issuer of such Indebtedness (unless such Indebtedness may otherwise be incurred pursuant to the terms of this Indenture); (6) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case subject to no Lien; provided that (a) any such Indebtedness is subordinated, pursuant to a written agreement by the holder thereof, to the Company’s obligations under this Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company (unless such Indebtedness may otherwise be incurred pursuant to the terms of this Indenture); (7)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of incurrence; (8) Indebtedness of the Company or any of its Restricted Subsidiaries represented by (i) letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for performance bonds, bankers’ acceptances, surety or appeal bonds, workers’ compensation claims, automobile liability loss fund claims, payment obligations in connection with self-insurance or similar requirements incurred in the ordinary course of business or (ii) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business; (9) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Obligations of the Company and its Restricted Subsidiaries exiting on the Issue Date, and Indebtedness represented by Capitalized Lease Obligations and Purchase Money Obligations of the Company and its Restricted Subsidiaries after the Issue Date up to, but not exceeding $3.5 million at any time outstanding; (10) Refinancing Indebtedness; (11) Guarantees by the Company or a Restricted Subsidiary of the Company of Indebtedness incurred by the Company or a Restricted Subsidiary of the Company so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms hereof; (12) Indebtedness arising from agreements of the Company or a Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary of the Company in connection with such disposition; (13) Reimbursement obligations for letters of credit issued under the Credit Agreement in an aggregate principal amount not to exceed $10.0 million at any time outstanding; (14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any time outstanding (which amount may, but need not be, incurred in whole or in part under the Credit Agreement); and (15) additional Indebtedness in an aggregate principal amount not to exceed $15.0 million plus the aggregate principal amount of New PIK Notes issued in connection therewith at any one time outstanding of Third Priority Senior Secured Notes due 2008 and any related Guarantees.

Section 2.3                                   Amendment to the definition of “Permitted Liens.”

The definition of “Permitted Liens” as set forth in Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Permitted Liens” means the following types of Liens: (1)  Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves if any, as shall be required pursuant to GAAP, and Liens for taxes to be paid pursuant to the Plan of Reorganization;  (2) statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;  (3) Liens incurred or deposits made in the ordinary course of business in connection with automobile insurance policies, workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);  (4) Liens arising by reason of any judgment of any court, but not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;  (5)  licenses, sublicenses, leases, subleases, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company and that of its Restricted Subsidiaries, taken as a whole;  (6)  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease permitted pursuant to clause (9) of the definition of “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;  (7)  Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (9) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of the real property acquired, together with the cost of the construction thereof and improvements thereto, and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than such property and improvements thereto so acquired or constructed and improvements thereon and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;  (8)  Liens (a) upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (b) securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof, or (c) encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;  (9)  Liens (a) securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture, or (b) securing Indebtedness under Currency Agreements and Commodity Agreements that are permitted under this Indenture;  (10)  Liens securing Acquired Indebtedness incurred in accordance with Section 4.12 (including, without limitation clause (9) of the definition of “Permitted Indebtedness”), provided that:  (a)  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and (b)  such Liens do not extend to or cover any property or assets of the

Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;  (11)  Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;  (12)  Liens securing the Notes, the Additional Notes (if any), the PIK Notes (if any), this Indenture and the Guarantees;  (13)  Liens on property or assets of the Company or any Restricted Subsidiary (and the proceeds thereof), other than the Motor Vehicles, securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clauses (2), (13) and (14) of the definition of the term “Permitted Indebtedness;”  (14) Liens of the Company or a Guarantor on stock or assets of any Restricted Subsidiary of the Company;   (15)  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted hereunder and which has been incurred in accordance with Section 4.12; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;  (16)  Liens in the ordinary course of business not exceeding $5.0 million at any one time outstanding that (a) are not incurred in connection with borrowing money and (b) do not materially detract from the value of the property or materially impair its use;  (17)  Liens by reason of judgment or decree not otherwise resulting in an Event of Default;  (18)  Liens securing Indebtedness permitted to be incurred pursuant to clause (14) of the definition of “Permitted Indebtedness”;  (19)  Liens on insurance financing payables;  (20)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and (21) Liens securing the Third Priority Senior Secured Notes due 2008 and related New PIK Notes issued in connection therewith.

Section 2.4                                   Amendment to the “Limitation on Change of Control” Covenant.

Section 4.15(a) of the Indenture is hereby amended and restated to read in its entirety as follows:

(a) Upon the occurrence of a Change of Control, the Company shall make an offer to purchase all outstanding Notes pursuant to the requirements described in clause (b) below (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest and Additional Interest and Additional PIK Interest (which, for such purpose shall be payable in cash), if any, to the date of purchase.  For purposes of this Section 4.15 hereof, the term “Notes” shall include the Third Priority Senior Secured Notes due 2008 plus the New PIK Notes issued in connection therewith and the term “Holder” shall include the holders of the Third Priority Senior Secured Notes due 2008 and the New PIK Notes issued in connection therewith.

Section 2.5                                   Amendment to the “Limitation on Asset Sales” Covenant.

Section 4.16 of the Indenture is hereby amended and restated to read in its entirety as follows:

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by senior management or, in the case of an Asset Sale in excess of $5.0 million, the Company’s Board of Directors);

(2)                                  at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that (a) the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for the purposes of this clause (2) so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities and (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from the transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, shall be deemed to be cash to the extent of the cash received in that conversion; and

(3)                                  upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 179 days of receipt thereof:

(a)                                  to repay Indebtedness under the Credit Agreement;

(b)                                 to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date (“Replacement Assets”); or

(c)                                  a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

On the 180th day after an Asset Sale or such earlier date, if any, as the senior management or the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), 3(b) and 3(c) of the immediately preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the immediately preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest and Additional Interest and Additional PIK Interest (which, for such purpose, shall be payable in cash), if any, thereon, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any of its Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.16.

For purposes of this Section 4.16 hereof, the term “Notes” shall include the Third Priority Senior Secured Notes due 2008 plus the New PIK Notes issued in connection therewith and the term “Holder” shall include the holders of the Third Priority Senior Secured Notes due 2008 and the New PIK Notes issued in connection therewith.

The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of clause (3) of the first paragraph of this Section 4.16 with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.16.

Each notice of a Net Proceeds Offer shall be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered).  To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by this Indenture.  Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.  A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

Pending the final application of the Net Cash Proceeds, the Company and any its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Cash Proceeds in any manner not prohibited by this Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.16, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.16 by virtue thereof.

Section 2.7                                   Amendment to the “Maintenance of Consolidated EBITDA” Covenant.

Section 4.25 of the Indenture is hereby amended and restated to read in its entirety as follows:

The Consolidated EBITDA of the Company shall not be less than (1) $23.0 million for the four consecutive full fiscal quarters of the Company ending March 31, 2006, (2) $27.0 million for the four consecutive full fiscal quarters of the Company ending June 30, 2006, (3) $31.0 million for the four consecutive full fiscal quarters of the Company ending September 30, 2006 and (4) $35.0 million on the last day of each fiscal quarter of the Company (beginning with the fiscal quarter ending December 31, 2006 and for so long as the Notes remain outstanding) during the four consecutive full fiscal quarters of the Company ending as of such date.

SECTION 3.                         EFFECTIVE DATE.

This First Supplemental Indenture shall become effective on the date hereof.

SECTION 4.                         MISCELLANEOUS.

Section 4.1                                   Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE COMPANY AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT

MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE COMPANY AND EACH GUARANTOR IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH IN THE INDENTURE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

Section 4.2                                   Continuing Agreement.

Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

Section 4.3                                   Conflicts.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail.

Section 4.4                                   Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.5                                   Headings, Etc.

The headings of the Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.6                                   Trustee’s Disclaimer.

The recitals contained herein shall be taken as the statements of the Company and the Guarantors and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

[Signatures on following pages]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Supplemental Indenture as of the date first written above.

ATLANTIC EXPRESS TRANSPORTATION CORP.

		By:	/s/ Domenic Gatto
			Name:	Domenic Gatto
			Title:	President

Attest:

/s/ Neil J. Abitabilo
Name:	Neil J. Abitabilo
Title:	Chief Financial Officer

GUARANTORS:

180 Jamaica Corp.	Courtesy Bus Co., Inc.
201 West Sotello Realty, Inc.	Fiore Bus Service, Inc.
Airport Services, Inc.	Groom Transportation, Inc.
Amboy Bus Co., Inc.	G.V.D. Leasing Co., Inc.
Atlantic Express Coachways, Inc.	James McCarty Limo Service, Inc.
Atlantic Express New England, Inc.	Jersey Bus Sales, Inc.
Atlantic Express of California, Inc.	Jersey Business Land Co., Inc.
Atlantic Express of Illinois, Inc.	K. Corr, Inc.
Atlantic Express of L.A. Inc.	McIntire Transportation, Inc.
Atlantic Express of Missouri Inc.	Merit Transportation Corp.
Atlantic Express of New Jersey, Inc.	Metro Affiliates, Inc.
Atlantic Express of Pennsylvania, Inc.	Metropolitan Escort Service, Inc.
Atlantic Express of South Carolina, Inc.	Midway Leasing Inc.
Atlantic Paratrans of Arizona, Inc.	Mountain Transit, Inc.
Atlantic Paratrans of NYC, Inc.	R. Fiore Bus Service, Inc.
Atlantic Paratrans of Pennsylvania, Inc.	Raybern Bus Service, Inc.
Atlantic Paratrans, Inc.	Raybern Capital Corp.
Atlantic Queens Bus Corp.	Raybern Equity Corp.
Atlantic Transit, Corp.	Robert L. McCarthy & Son, Inc.
Atlantic-Chittenango Real Property Corp.	Staten Island Bus, Inc.
Atlantic-Conn. Transit, Inc.	Temporary Transit Service, Inc.
Atlantic-Hudson, Inc.	T-NT Bus Service, Inc.
Block 7932, Inc.	Transcomm, Inc.
Brookfield Transit Inc.	Winsale, Inc.
Central New York Reorganization Corp.	Wrightholm Bus Line, Inc.

By:	/s/ Domenic Gatto
	Name:	Domenic Gatto
	Title:	President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Julie Salovitch-Miller
	Name:	Julie Salovitch-Miller
	Title:	Vice President